Exhibit 10.37

DEVELOPMENT AND LICENSE AGREEMENT

by and between

WYETH,

acting through its

WYETH CONSUMER HEALTHCARE DIVISION

and

SCOLR PHARMA, INC.

December 21, 2005

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [***]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

TABLE OF CONTENTS

1.	DEFINITIONS.	1

2.	TRANSFER OF TECHNOLOGY.	9

3.	LICENSES.	10

4.	RESEARCH AND DEVELOPMENT.	12

5.	MANUFACTURING AND COMMERCIALIZATION OF PRODUCTS; REGULATORY MATTERS.	15

6.	PAYMENTS.	17

7.	INTELLECTUAL PROPERTY.	24

8.	CONFIDENTIALITY.	30

9.	REPRESENTATIONS AND WARRANTIES.	32

10.	GOVERNMENT APPROVALS; TERM AND TERMINATION.	34

11.	INDEMNIFICATION AND INSURANCE.	39

12.	MISCELLANEOUS.	41

Page i

DEVELOPMENT AND LICENSE AGREEMENT

This Development and License Agreement (the “Agreement”) is entered into this 21st day of December 2005 (the “Execution Date”), by and between Wyeth, together with its Affiliates (as defined below), acting through its Wyeth Consumer Healthcare Division, a corporation organized and existing under the laws of the State of Delaware and having a place of business at Five Giralda Farms, Madison, New Jersey 07940 U.S.A. (collectively, “Wyeth”) and SCOLR Pharma, Inc., a corporation organized and existing under the laws of the State of Delaware and having a place of business at 3625 132nd Avenue SE, Suite 300, Bellevue, Washington 98006 U.S.A. (“SCOLR”). Wyeth and SCOLR may each be referred to herein individually as a “Party” and collectively as the “Parties.”

WHEREAS, Wyeth is engaged in the research, development and commercialization of pharmaceutical products;

WHEREAS, SCOLR owns the exclusive rights to certain controlled delivery technology for pharmaceutical products; and

WHEREAS, Wyeth desires to obtain and SCOLR desires to grant to Wyeth an exclusive license for such technology on the terms set forth below.

NOW THEREFORE, in consideration of the mutual promises and covenants set forth below and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

1.	DEFINITIONS.

1.1	Additional License Opportunity. “Additional License Opportunity” shall mean an opportunity to enter into a license under any Patent Rights and Know-How Controlled by SCOLR, other than the Licensed Technology, relating to the modification of the duration of the activity or effectiveness of active pharmaceutical ingredients with respect to any product containing ibuprofen or any enantiomer or salt thereof, either alone or in combination with one or more other active ingredients.

1.2	Affiliate(s). “Affiliate(s)” shall mean, with respect to any person or entity, any other person or entity that controls, is controlled by or is under common control with such person or entity. A person or entity shall be regarded as in control of another entity if it owns or controls at least fifty percent (50%) of the equity securities of the subject entity entitled to vote in the election of directors (or, in the case of an entity that is not a corporation, for the election of the corresponding managing authority), provided, however, that the term “Affiliate” shall not include subsidiaries or other entities in which a Party or its Affiliates owns a majority of the ordinary voting power necessary to elect a majority of the board of directors or other governing board, but is restricted from electing such majority by contract or otherwise, until such time as such restrictions are no longer in effect.

1.3	ALO. “ALO” shall have the meaning set forth in Section 3.3.

1.4	CDT. “CDT” shall mean the technology Controlled by SCOLR relating to (a) compositions, compounds, ingredients or formulations of drugs characterized by or causing extended release delivery of a therapeutically effective amount of active pharmaceutical ingredient or (b) manufacturing or delivery technologies that enhance the profile of a drug to deliver an extended release of a therapeutically effective amount of drug, or both.

1.5	Combination Product. “Combination Product” shall mean any pharmaceutical product that consists of any combination of the Product sold together with another pharmaceutical product for a single invoiced price. For the avoidance of doubt, Product that contains a combination of ibuprofen or any enantiomer or salt thereof and one or more other active ingredients in a single tablet, caplet, capsule or similar unit shall not be a Combination Product unless that Product is sold together with another pharmaceutical product for a single invoiced price.

1.6	Commercialization. “Commercialization” shall mean any and all activities of using, importing, exporting, marketing, promoting, distributing, offering for sale and selling a Product. When used as a verb, “Commercialize” shall mean to engage in Commercialization.

1.7	Commercially Reasonable Efforts. “Commercially Reasonable Efforts” shall mean [***]

1.8	Confidential Information. “Confidential Information” shall mean with respect to each Party, non-public proprietary data or information that belong in whole or in part to such Party or its Affiliates or information designated as Confidential Information of such Party hereunder or both of the foregoing.

1.9	Control or Controlled. “Control” or “Controlled” shall mean with respect to any (a) item of information, including, without limitation, Know-How, or (b) intellectual property right, the possession (whether by ownership or license, other than pursuant to this Agreement) by a Party of the ability to grant to the other Party access or a license as provided herein under such item or right without violating the terms of any agreement or other arrangements with any Third Party.

1.10	Copyright. “Copyright” shall mean any copyright Controlled by Wyeth, which copyright pertains to the promotional materials and literature utilized by Wyeth in connection with the Commercialization of Products in the Territory.

[***] Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

1.11	Development. “Development” shall mean, on a country-by-country basis, all activities performed by or on behalf of Wyeth with respect to a Product from the effective date of an IND for such Product until Regulatory Approval of such Product is obtained in such country for the indication under study. When used as a verb, “Develop” shall mean to engage in Development.

1.12	Development Program. “Development Program” shall mean any one or all of the Initial Development Programs (which shall have the meaning set forth in Section 4.2), an Additional Development Program (which shall have the meaning set forth in Section 4.2) or an Additional Prescription Development Program (which shall have the meaning set forth in Section 4.2), as the context requires.

1.13	Diligence Cure Period. “Diligence Cure Period” shall have the meaning set forth in Section 4.1.

1.14	Execution Date. “Execution Date” shall have the meaning set forth in the preamble to this Agreement.

1.15	FDA. “FDA” shall mean the United States Food and Drug Administration or any successor agency thereto.

1.16	FD&C Act. “FD&C Act” shall mean the United States Federal Food, Drug, and Cosmetic Act, as amended, and the rules and regulations promulgated thereunder.

1.17	First Commercial Sale. “First Commercial Sale” shall mean, with respect to any Licensed Product and any country of the world, the first sale of such Licensed Product under this Agreement to a Third Party in such country, after such Licensed Product has been granted Regulatory Approval by the competent Regulatory Authorities in such country.

1.18	HSR Act. “HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (16 C.F.R. §§ 801.1 et seq.), and any similar, applicable law, statute, rule or regulation of a non-U.S. jurisdiction.

1.19	HSR Filing. “HSR Filing” shall mean filings by Wyeth and SCOLR with the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice of a Notification and Report Form for Certain Mergers and Acquisitions (as that term is defined in the HSR Act) with respect to the matters set forth in this Agreement, together with all required documentary attachments thereto, and any similar filing that must be made in a non-U.S. jurisdiction.

1.20	HSR Clearance Date. “HSR Clearance Date” shall mean the earliest date on which the Parties have actual knowledge that all applicable waiting periods under the HSR Act with respect to the transactions contemplated hereunder have expired or have been terminated.

1.21	Improvements. “Improvements” shall mean any modification, enhancement or refinement, whether patentable or not and whether made by SCOLR alone or jointly with Wyeth, to any Product, the SCOLR Patent Rights, the SCOLR Know-How, the Joint Patent Rights or Joint Know-How or the Manufacture or use of any of the foregoing.

1.22	IND. “IND” shall mean an Investigational New Drug Application, as defined in the FD&C Act, that is required to be filed with the FDA before beginning clinical testing of a Product in human subjects, or an equivalent foreign filing.

1.23	Joint Know-How. “Joint Know-How” shall mean any Know-How that is jointly owned by the Parties pursuant to Section 7.1.

1.24	Joint Patent Rights. “Joint Patent Rights” shall mean those Patent Rights that are jointly owned by the Parties pursuant to Section 7.1.

1.25	Know-How. “Know-How” shall mean inventions, discoveries, improvements, adaptations, enhancements, data, results, information, processes, methods, techniques, materials, technology, results or other proprietary know-how, whether or not patentable.

1.26	Licensed Product. “Licensed Product” Shall Mean Any Product That (a) Contains Ibuprofen Or Any Enantiomer Or Salt Thereof, Either Alone Or In Combination With One Or More Other Active Ingredients; (b) Comprises Or Is Manufactured Using Cdt; And (c) Meets The Release Profile. “initial Licensed Product” Shall Mean The Licensed Product Identified On Exhibit 1.26 Attached Hereto And “additional Licensed Product” Shall Mean Any Licensed Product Other Than The Initial Licensed Product.

1.27	License Effective Date. “License Effective Date” shall mean the later to occur of (a) the determination made by Wyeth that a notification of this Agreement is not required to be made under the HSR Act, and (b) if notification of this Agreement is required to be made under the HSR Act, the HSR Clearance Date.

1.28	Licensed Technology. “Licensed Technology” shall mean the SCOLR Know-How, the SCOLR Patent Rights, Improvements and SCOLR’s interest in the Joint Patent Rights and Joint Know-How.

1.29	Major Market Country. “Major Market Country” shall mean (i) the United States, (ii) France, (iii) Canada, (iv) Australia, (v) the United Kingdom, (vi) Germany, (vii) Colombia, (viii) Mexico, (ix) The Netherlands, and (x) China.

1.30	Manufacture, Manufactured or Manufacturing. “Manufacture”, “Manufactured” or “Manufacturing” shall mean all activities undertaken by or on behalf of Wyeth or its Affiliates or sublicensees that are involved in the production of a Product.

1.31	Market Exclusivity. “Market Exclusivity” shall mean, with respect to each Licensed Product, the period of time during which there is no product, including without limitation any generic product, containing ibuprofen or any enantiomer or salt thereof with the same or substantially the same dosage regimen and ibuprofen content as such Licensed Product and incorporating controlled delivery or timed-release technology being sold by a Third Party other than a sublicensee or distributor of Wyeth, which product could reasonably be expected to be sold for use in the treatment of any indication for which such Licensed Product is approved by a Regulatory Authority.

1.32	Net Sales. “Net Sales” shall mean the gross amounts charged for sales of Licensed Products (on which payments are due under this Agreement) by Wyeth or its sublicensees, as appropriate, to Third Parties, less the sum of (a) and (b) where (a) is a provision, determined under Generally Accepted Accounting Principles in the United States, for (i) trade, cash and quantity discounts or trade or consumer rebates, service allowances and broker’s or agent’s commissions, if any, actually allowed or paid, (ii) credits or allowances actually given or made for rejection or return of, previously sold Licensed Products or for retroactive price reductions (including Medicaid, managed care and similar types of rebates), (iii) taxes, duties or other governmental charges levied on or measured by the billing amount (excluding income and franchise taxes), as adjusted for rebates and refunds, (iv) credits or allowances actually given or made for wastage replacement, and (v) charges actually incurred for packing, freight, and shipping from Wyeth’s or its sublicensees’ distribution center and insurance directly related to such packing, freight, and shipping of such Licensed Product and (b) is a periodic adjustment (positive or negative, as applicable) of the provision (a) to reflect amounts actually incurred for (i), (ii), (iii), (iv), and (v). In the case of any sale of Licensed Products for consideration other than cash, such as barter or counter trade, Net Sales shall be calculated on the fair market value of the consideration received. Notwithstanding the foregoing, if a Licensed Product is a Combination Product, the calculation of “Net Sales” from such Combination Product in a country shall be determined by multiplying the actual Net Sales in such country of such Combination Product, calculated as set forth above, by the fraction A/(A+B), where: A is the invoice price, in such country, of the Licensed Product contained in the Combination Product, if sold separately in such country, by Wyeth or its sublicensees, as applicable, and B is the invoice price, in such country, of any other active component or components in the Combination Product if sold separately, in such country, by Wyeth or its sublicensees, as applicable.

In the event that Wyeth or its sublicensees, as applicable, separately sell the Licensed Product contained in the Combination Product in a country, but do not separately sell all of the other active components in the Combination Product in such country, the calculation of “Net Sales” from such Combination Product in such country shall be determined by multiplying the actual Net Sales in such country of such Combination Product, calculated as set forth above, by the fraction A/C, where: A is Wyeth’s or its sublicensees, as applicable, average wholesale price, in such country, of the Licensed Product contained in such Combination Product and sold separately by Wyeth or its sublicensees, as applicable, and C is the average wholesale price, in such country, of the Combination Product sold in such country by Wyeth or its sublicensees, as applicable.

In the event that Wyeth or its sublicensees, as applicable, do not separately sell the Licensed Product contained in the Combination Product in a country, the calculation of “Net Sales” from such Combination Product in such country shall be determined by multiplying the actual Net Sales, in such country of such Combination Product, calculated as set forth above, by the fraction D/(D+E), where D is the number of Licensed Products in such Combination Product and E is the number of other active components in the Combination Product, provided that, in no event shall the fraction D/(D+E) be less than  1/2.

If a Licensed Product is sold as part of a bundle of distinct products (i.e., not (i) packaged together with another product or (ii) in a Combination Product form alone) the Net Sales for such Licensed Product shall be based on the discounted unit price of such Licensed Product Net Sales, which discounted unit price shall be proportional to the total discount provided for the entire bundle (e.g., if the price for the bundle of product is twenty percent (20%) less than the price that would be charged by Wyeth or its sublicensees for the same group of products if sold separately, based on the average unit price of such products when sold separately in such country, then the discounted unit price attributable to the Licensed Product when sold as part of such bundle would be eighty percent (80%) of the average unit price of the Licensed Product when sold separately in such country by Wyeth or its sublicenses).

Notwithstanding the foregoing, Net Sales shall not include any consideration received by Wyeth or its sublicensees in respect of (i) the sale, use or other disposition of a Licensed Product in a country as part of a clinical trial prior to the receipt of all Regulatory Approvals required to commence commercial sales of such Licensed Product in such country or (ii) the use or disposition of a Licensed Product in a country as free goods or samples.

1.33	Paragraph IV Certification. “Paragraph IV Certification” shall have the meaning set forth in Section 7.2.4.

1.34	Patent Rights. “Patent Rights” shall mean any and all U.S. and foreign (a) patents, (b) pending patent applications, including, without limitation, all provisional applications, substitutions, continuations, continuations-in-part, divisions, renewals, and all patents granted thereon, and (c) all patents-of-addition, reissues, reexaminations and extensions or restorations by existing or future extension or restoration mechanisms, including, without limitation, supplementary protection certificates or the equivalent thereof.

1.35	Pilot Study/FDA Meeting Milestone. “Pilot Study/FDA Meeting Milestone” shall have the meaning set forth in Section 6.2.1.

1.36	Product. “Product” Shall Mean Any Product That (a) Contains Ibuprofen Or Any Enantiomer Or Salt Thereof, Either Alone Or In Combination With One Or More Other Active Ingredients; And (b) Comprises Or Is Manufactured Using Cdt.

1.37	Regulatory Approval. “Regulatory Approval” shall mean the technical, medical and scientific licenses, registrations, authorizations and approvals (including, without limitation, approvals of New Drug Applications (“NDAs”), investigational new drug applications (“INDs”), supplements and amendments, pre- and post- approvals, pricing approvals, and labeling approvals) of any national, supra-national, regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity, necessary for the commercial manufacture, distribution, marketing, promotion, offer for sale, use, import, export and sale of Licensed Product(s) in a regulatory jurisdiction. If an explicit regulatory approval as defined above is not required, then “Regulatory Approval” shall mean all the regulatory requirements to permit the above cited activities must be met, as confirmed by Wyeth through review of the related data and documentation. For the sake of clarity, Regulatory Approval shall not be deemed to have been obtained in a country until any applicable governmental pricing and governmental reimbursement approvals have also been obtained in such country.

1.38	Regulatory Approval Application. “Regulatory Approval Application” shall mean an application submitted to the appropriate Regulatory Authority seeking Regulatory Approval of a Product for use in one or more therapeutic indications in a regulatory jurisdiction within the Territory, including with out limitation an IND application or similar filing.

1.39	Regulatory Authority. “Regulatory Authority” shall mean any national (e.g., the FDA), supra-national (e.g., the European Commission, the Council of the European Union, or the European Medicines Agency), regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity in each country of the world involved in the granting of Regulatory Approval for the Product.

1.40	Release Profile. “Release Profile” shall mean for the Initial Licensed Product the release profile set forth on Exhibit 1.40 attached hereto and for each Additional Licensed Product the release profile set forth in the Development Plan for such Additional Licensed Product.

1.41	Research. “Research” shall mean those discovery and preclinical activities undertaken by or on behalf of Wyeth or its Affiliates with respect to a Product prior to the Development of such Product, including, without limitation, medicinal chemistry, pharmacology, preclinical toxicology, and formulation of such Product. When used as a verb “Research” shall mean to engage in Research.

1.42	RFN Notice. “RFN Notice” shall have the meaning set forth in Section 3.3.

1.43	Royalty Period. “Royalty Period” shall mean the period of time beginning on the License Effective Date and, on a Licensed Product-by-Licensed Product and country-by-country basis, extending until the earlier of (a) the termination of this Agreement, pursuant to Article 10 hereof, either in its entirety or with respect to such Licensed Product in such country, and (b) the twenty (20) year anniversary of the First Commercial Sale of such Licensed Product in such country.

1.44	SCOLR Know-How. “SCOLR Know-How” shall mean all Know-How Controlled by SCOLR as of the Execution Date or that comes under the Control of SCOLR during the term of the Agreement relating to CDT, including, without limitation, all data, results or other Know-How arising from or invented, created or made in the course of the Development Program and all other data, results, studies, clinical trials and other similar items relating to the Products and all of the foregoing submitted to any Regulatory Authority, and also including, without limitation, any joint interest of SCOLR in any of the foregoing, but excluding any of the foregoing that is or becomes generally available to the public without cost or license.

1.45	SCOLR Patent. “SCOLR Patent” shall mean any patent or patent application listed on Exhibit 1.45 and any patent granted on any such application.

1.46	SCOLR Patent Rights. “SCOLR Patent Rights” shall mean any and all Patent Rights claiming or relating to CDT or SCOLR Know-How, which Patent Rights are Controlled by SCOLR as of the Execution Date or that come under the Control of SCOLR during the term of the Agreement, including, without limitation, the SCOLR Patents, and also including, without limitation, any joint interest of SCOLR in any of the foregoing other than the Joint Patent Rights.

1.47	SCOLR Trademarks and Copyrights. “SCOLR Trademarks and Copyrights” shall mean the CDT® mark and any other trademark, service mark or copyright right Controlled by SCOLR and necessary for Wyeth to meet its obligation under Section 7.3 hereof or any other provision of this Agreement.

1.48	Territory. “Territory” shall mean the entire world.

1.49	Third Part(y/ies). “Third Part(y/ies)” shall mean any person(s) or entit(y/ies) other than Wyeth, SCOLR or their respective Affiliates.

1.50	Trademark. “Trademark” shall mean those trademarks and service marks used in connection with the Commercialization of any Product by Wyeth hereunder.

1.51

Valid Claim. “Valid Claim” shall mean a claim that (a) in the case of any unexpired United States or foreign patent, shall not have been donated to the public, disclaimed, nor held invalid or unenforceable by a court or government agency of competent jurisdiction in an unappealed or unappealable decision, or (b) in the case of any United States or foreign patent application, (i) shall not have been cancelled, withdrawn or abandoned, without being refiled in another application in the applicable jurisdiction, (ii) shall not have been finally rejected by an administrative agency or other governmental action from which no appeal can be taken and (iii) shall not have been pending for more than five (5) years, and in either case which claim (if issued) would be infringed by the sale of any Licensed Product. For purposes of this definition, the time period for which a claim is pending shall begin on the priority date for such claim and shall continue until such claim is either issued or is no longer deemed to be a Valid Claim in accordance with the preceding sentence regardless of whether such claim is amended or refiled in another application in the applicable jurisdiction. If a claim of a patent application that ceased to be a Valid Claim under (b) due to the passage of time later issues as part of a patent described within (a) then it shall again be considered to be a Valid Claim effective as of the issuance of such patent.

2.	TRANSFER OF TECHNOLOGY.

2.1	Technology Transfer.

2.1.1	Initial Technology Transfer. Within thirty (30) days after the License Effective Date, SCOLR shall provide Wyeth with tangible embodiments of the Licensed Technology to the extent practicable for Wyeth’s and its sublicensees’ and subcontrators’ use in the Research, Development, Manufacturing and Commercialization of Products under this Agreement, as more fully described in Exhibit 2.1.1.

2.1.2	Additional Technology Transfer. At Wyeth’s request from time to time, SCOLR shall provide full technical assistance to Wyeth and shall provide Wyeth with any additional documentation or information deemed necessary or desirable by Wyeth to transfer the Licensed Technology to Wyeth, including without limitation, assistance, documentation and information relating to process and manufacturing technology, analytical methods, scale up, and process and equipment validation. SCOLR shall provide up to [***] per employee-hour plus reasonable travel and other reasonable, related expenses approved by Wyeth in writing in advance, for a total reimbursement not to exceed [***] in the aggregate unless approved by Wyeth in writing in advance. All travel by SCOLR representatives must be in accordance with Wyeth’s travel and entertainment policies as in effect from time to time.

[***] Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

3.	LICENSES.

3.1	License Grants.

3.1.1	Exclusive License to Wyeth. SCOLR, effective as of the License Effective Date, hereby grants to Wyeth an exclusive (exclusive even as to SCOLR) license, with the right to grant sublicenses, under the Licensed Technology to Research, Develop, formulate, use, have used, Manufacture, make, have made, offer for sale, sell, have sold, import and otherwise Commercialize Products in the Territory. Wyeth shall notify SCOLR of any sublicenses granted by Wyeth pursuant to this Section 3.1.1 periodically.

3.1.2	Non-Exclusive License to Wyeth. SCOLR, effective as of the License Effective Date, hereby grants to Wyeth a nonexclusive license under any Patent Rights and Know-How that (i) are not included in the Licensed Technology, (ii) are Controlled by SCOLR as of the License Effective Date or come into the Control of SCOLR during the term of this Agreement and (iii) but for the license granted under this Section 3.1.2 would be infringed by the exercise of any of the rights or licenses granted to Wyeth under Section 3.1.1 hereof, with the right to grant sublicenses, to Research, Develop, formulate, use, have used, Manufacture, make, have made, offer for sale, sell, have sold, import and otherwise Commercialize Products in the Territory. Wyeth shall notify SCOLR of any sublicenses granted by Wyeth pursuant to this Section 3.1.2 periodically.

3.1.3	Grant Back to SCOLR. Wyeth, effective as of the License Effective Date, hereby grants to SCOLR a limited, non-exclusive, non-transferable sublicense under the Licensed Technology for the sole purpose of permitting SCOLR to perform its Licensed Product Development obligations described in this Agreement.

3.1.4	Retention of Rights. Wyeth acknowledges that SCOLR shall retain the right to use and have used the SCOLR Know-How and the SCOLR Patent Rights in connection with products other than Products.

3.2	Right of Reference. SCOLR hereby grants to Wyeth an exclusive “Right of Reference,” as that term or any similar term is defined in 21 C.F.R. § 314.3(b) or any foreign counterpart to such regulation, to and an exclusive right to use Product related pre-clinical, clinical, manufacturing and technical data and results, and related regulatory documents Controlled by SCOLR, including without limitation all data and results from any Development Program, and SCOLR shall provide a signed statement to this effect, if requested by Wyeth, in accordance with 21 C.F.R. § 314.50(g)(3) or any foreign counterpart to such regulation.

3.3

Right of First Negotiation. If at any time during the term of this Agreement SCOLR proposes or intends to enter into any Additional License Opportunity with any Third Party, or if SCOLR receives any proposal or indication of interest from a Third Party with respect to any Additional License Opportunity that

SCOLR intends to pursue (an “ALO”), SCOLR shall provide written notice to Wyeth of such proposal or intent, along with reasonable details regarding such Additional License Opportunity (such notice from SCOLR to Wyeth referred to as a “RFN Notice”). SCOLR hereby grants to Wyeth a right of first negotiation with respect to each ALO. With respect to each ALO, during the period of [***] from the date of the relevant RFN Notice, SCOLR shall provide to Wyeth all information reasonably requested by Wyeth with respect to such ALO and Wyeth shall inform SCOLR whether Wyeth desires to negotiate an agreement between SCOLR and Wyeth relating to such ALO. If Wyeth notifies SCOLR that it desires to negotiate an agreement between SCOLR and Wyeth relating to an ALO, SCOLR and Wyeth shall in good faith negotiate transaction terms and conditions and an agreement relating to the relevant Additional License Opportunity during the [***] period (or such longer period as may be agreed to by Wyeth and SCOLR) following the date of the notice by Wyeth referred to in clause (a) or (b) above, and during such period SCOLR and its directors, officers, representatives and agents shall discontinue all, and shall not initiate, encourage or engage in any, discussions with any Third Party with respect to such Additional License Opportunity. If Wyeth and SCOLR do not execute an agreement with respect to such Additional License Opportunity despite their good faith efforts to do so in the period of time referred to in the preceding sentence, SCOLR shall be free to enter into an agreement, within [***] after the discontinuation of negotiations between SCOLR and Wyeth, for such Additional License Opportunity with one or more Third Parties on terms no less favorable to SCOLR than the terms last offered by SCOLR to Wyeth. In order to keep Wyeth fully informed of potential Additional License Opportunities, SCOLR shall notify Wyeth promptly after becoming aware of any invention, development, license or acquisition that could be the subject of an Additional License Opportunity. In addition to the foregoing, from time to time, SCOLR shall disclose any new technology relating to the modification of the duration of the activity or effectiveness of active pharmaceutical ingredients suitable for use with any product containing ibuprofen or any enantiomer or salt thereof, either alone or in combination with one or more of the active ingredients, that SCOLR Controls and, if requested by Wyeth, negotiate in good faith with Wyeth the license rights with respect thereto.

3.4	Exclusivity. During the Term of this Agreement, SCOLR shall not, and shall not authorize or grant any rights or licenses to any Third Party to, research, develop, manufacture or commercialize any product, whether over-the-counter or prescription, that contains ibuprofen or any enantiomer or salt thereof, either alone or in combination with one or more other active ingredients, including without limitation any product that contains an amount of active ingredient(s) that is different from the amount contained in a particular Product. For the avoidance of doubt, the Parties acknowledge and agree that this Agreement confers upon Wyeth exclusive rights under the license grants contained above to both prescription and over the counter Products, and SCOLR shall not grant to any Third Party any rights with respect to products the development, manufacture, sale, importation or use of which would violate or conflict with the exclusive rights granted to Wyeth hereunder.

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4.	RESEARCH AND DEVELOPMENT.

4.1	Conduct of Research and Development Activities. Subject to Section 4.2, Wyeth shall have the sole authority and responsibility with respect to the Research and Development of Products and shall use Commercially Reasonable Efforts to Research and Develop at least one (1) Licensed Product for purposes of seeking Regulatory Approval for the Commercialization of such Licensed Product in one or more countries in the Territory, either itself or through Third Parties. If Wyeth fails to use such Commercially Reasonable Efforts as set forth in the preceding sentence, SCOLR shall send written notice of such failure to Wyeth and if Wyeth does not cure such failure within [***] days after receiving such notice from SCOLR (the “Diligence Cure Period”), SCOLR shall have the right, exercisable during the [***] day period following the end of the Diligence Cure Period, to convert the exclusive licenses granted to Wyeth under Section 3.1 to semi-exclusive licenses (i.e., SCOLR would be permitted to grant a license under the Licensed Technology to one other Party to commercialize time-released ibuprofen). Such conversion to semi-exclusive licenses shall be SCOLR’s sole and exclusive remedy in the event that Wyeth fails to use Commercially Reasonable Efforts to Research and Develop at least one (1) Licensed Product for purposes of seeking Regulatory Approval for the Commercialization of such Licensed Product in one or more countries in the Territory. Wyeth shall have no other diligence obligations with respect to the Research or Development of Products. [***]. Wyeth acknowledges that the conversion of Wyeth’s rights to semi-exclusive will allow SCOLR to compete with Wyeth with products that contain ibuprofen or any enantiomer or salt thereof and comprises or is manufactured using CDT.

4.2	Research and Development Program. Within a reasonable period of time after the License Effective Date, SCOLR and Wyeth shall establish a coordinated development program (the “Initial Development Program”) to complete the formulation and clinical development of the Initial Licensed Products. Exhibit 4.4 sets forth a description of the Initial Development Program for the Initial Licensed Product, and includes the roles and responsibilities of Wyeth and SCOLR with respect to Development.

If at any time during the term of this Agreement Wyeth proposes or intends to commence any Development Program for any Additional Licensed Product (an “Additional Development Program”), Wyeth shall provide written notice to SCOLR of such proposal or intent, along with reasonable details regarding such Additional Development Program (such notice from Wyeth to SCOLR referred to

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as a “Development Notice”). Wyeth hereby grants to SCOLR a right of first negotiation with respect to each Additional Development Program. With respect to each Additional Development Program, during the period of [***] months from the date of the relevant Development Notice, Wyeth shall provide to SCOLR all information reasonably requested by SCOLR with respect to such Additional Development Program and SCOLR shall inform Wyeth whether SCOLR desires to conduct such Additional Development Program with Wyeth. If during such [***] month period SCOLR notifies Wyeth in writing that it desires to conduct such Additional Development Program with Wyeth, SCOLR and Wyeth shall in good faith negotiate the timing and development costs of such Additional Development Program during the [***] month period (or such longer period as may be agreed to by Wyeth and SCOLR) following the date of the notice by SCOLR. If Wyeth and SCOLR do not agree in writing on the timing and development costs of such Additional Development Program (and add such Additional Development Program to this Agreement by an amendment in writing) despite their good faith efforts to do so in the period of time referred to in the preceding sentence, Wyeth shall be free to either (i) conduct such Additional Development Program itself, (ii) enter into an agreement with a Third Party to conduct such Additional Development Program (provided that such Additional Development Program does not require the disclosure of the SCOLR Know-How to such Third Party) or (iii) with SCOLR’s prior written consent (which consent may be withheld in SCOLR’s sole discretion), enter into an agreement with a Third Party to conduct such Additional Development Program, which agreement may provide for the disclosure of the Licensed Technology to such Third Party.

In addition, if at any time during the term of this Agreement SCOLR desires for Wyeth to commence a Development Program for an Additional Licensed Product that contains a combination of ibuprofen or any enantiomer or salt thereof with one or more other active ingredients, which combination is not under development by Wyeth, or has not been developed previously by Wyeth, pursuant to this Agreement and that SCOLR reasonably and in good faith expects to be approved by Regulatory Authorities as a prescription product (an “Additional Prescription Development Program”), SCOLR shall provide written notice thereof to Wyeth (such notice from SCOLR to Wyeth also referred to as the “Development Notice”). With respect to each Additional Prescription Development Program, during the period of [***] from the date of the relevant Development Notice, SCOLR shall provide to Wyeth all information reasonably requested by Wyeth with respect to such Additional Prescription Development Program and Wyeth shall inform SCOLR whether Wyeth desires to conduct such Additional Prescription Development Program for such Additional Licensed Product. If during such [***] period Wyeth notifies SCOLR in writing that it desires to conduct such Additional Prescription Development Program, SCOLR and Wyeth shall in good faith negotiate the timing and development costs of such Additional Prescription Development Program during the [***] month period (or such longer period as may be agreed to by Wyeth and SCOLR) following the date of the notice by Wyeth. If Wyeth and SCOLR do not agree in writing on the timing and development costs of such Additional

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Prescription Development Program (and add such Additional Prescription Development Program to this Agreement by an amendment in writing) despite their good faith efforts to do so in the period of time referred to in the preceding sentence, SCOLR shall be free to enter into an agreement, within [***] months after the discontinuation of negotiations between SCOLR and Wyeth, for the prescription rights to such Additional Licensed Product (the “Prescription Product”) with one or more Third Parties on terms no less favorable to SCOLR than the terms last offered by SCOLR to Wyeth and, in such case, Wyeth shall be deemed to have granted SCOLR a sublicense under the Licensed Technology to research, develop, formulate, use, have used, manufacture, make, have made, offer for sale, sell, have sold, import and otherwise commercialize such Prescription Product.

Each Party shall use its Commercially Reasonable Efforts to carry out its activities and responsibilities under the Initial Development Program, and any subsequent Additional Development Program or Additional Prescription Development Program added to this Agreement by amendment, in a timely manner.

SCOLR shall permit Wyeth to monitor all aspects of the activities conducted by SCOLR under the Initial Development Program, and any Additional Development Program or Additional Prescription Development Program added to this Agreement by amendment, and shall provide Wyeth access to all documents and information relating to such Development Program. Within sixty (60) days after the completion of its assigned activities under each Development Program, SCOLR shall submit to Wyeth a draft report in reasonable detail regarding the data and results of such activities, and within sixty (60) days after the completion of its assigned activities under each Development Program, SCOLR shall submit to Wyeth a final report in reasonable detail regarding the data and results of such activities.

4.3.	Dispute Resolution. In the event of any disagreement between SCOLR and Wyeth with respect to any matter concerning the Initial Development Program, or any Additional Development Program or Additional Prescription Development Program added to this Agreement by amendment, which disagreement the Parties are unable to resolve despite their good faith efforts to do so, the matter shall be referred to the heads of research and development of Wyeth Consumer Healthcare and SCOLR. If these individuals cannot reach agreement on the issue, the matter shall be referred to the President of Wyeth Consumer Healthcare (or an executive officer of Wyeth Consumer Healthcare designated by such president) and the Chief Executive Officer of SCOLR (or an executive officer of SCOLR designated by such chief executive officer). If these individuals cannot reach agreement on the issue, then the President of Wyeth Consumer Healthcare (or an executive officer of Wyeth designated by such president) shall have authority to make the final decision.

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4.4.	Reimbursement. Wyeth shall reimburse SCOLR for the actual costs of Initial Development Program activities for the Initial Licensed Product performed by SCOLR pursuant to the Initial Development Program after achievement of the Pilot Study/FDA Meeting Milestone, which reimbursable costs are set forth in Exhibit 4.4. For Additional Licensed Products and Additional Prescription Licensed Products, the Additional Development Program and the Additional Prescription Development Program, respectively, added to this Agreement by amendment, shall specify the costs of SCOLR, if any, that would be reimbursed by Wyeth.

4.5	Ownership of Data. All information, data and results (including, without limitation, all clinical and pre-clinical data) relating to the Licensed Products (including, without limitation, to the safety, efficacy and/or performance of the Licensed Products) generated during any Development Program by either Wyeth or SCOLR shall be the exclusive property of Wyeth and SCOLR shall execute such documents and perform such acts, at Wyeth’s expense, as may be necessary to vest title thereto in Wyeth. SCOLR shall not, and shall not authorize any Third Party to, use any such information, data or results without Wyeth’s prior written consent, which consent may not be unreasonably withheld. All other Know-How relating to any Development Program or any Licensed Product generated during the Term of this Agreement shall be treated as follows:

(i)	Know-How independently developed, discovered, invented or otherwise conceived by Wyeth, whether patentable or not, would be solely owned by Wyeth;

(ii)	Know-How independently developed, discovered, invented or otherwise conceived by SCOLR, whether patentable or not, would be solely owned by SCOLR, but would be licensed to Wyeth under Section 3.1.1; and

(iii)	Know-How jointly developed, discovered, invented or otherwise conceived by the Parties, whether patentable or not, would be jointly owned by the Parties, but SCOLR’s rights therein would be licensed to Wyeth under Section 3.1.1.

5.	MANUFACTURING AND COMMERCIALIZATION OF PRODUCTS; REGULATORY MATTERS.

5.1	Manufacturing and Commercialization. Pursuant to the licenses granted to Wyeth in Section 3.1, Wyeth shall have the exclusive right to (a) Manufacture, itself or through Third Parties selected by Wyeth or both, Products, and (b) Commercialize, itself or through Third Parties selected by Wyeth or both, Products (including all ingredients and components thereof). Wyeth shall notify SCOLR prior to having any Third Party Manufacture Product. Wyeth shall have sole authority and responsibility in all matters relating to the Manufacture and Commercialization of Products; provided, however, Wyeth shall use Commercially Reasonable Efforts to Commercialize at least one (1) Licensed Product in those countries where Wyeth has obtained Regulatory Approval for such Product. Wyeth shall have no other diligence obligations with respect to the Manufacture or Commercialization of Products.

5.2	Regulatory Approvals. Wyeth shall file, in its name (except as set forth below), and own all Regulatory Approval Applications and Regulatory Approvals for Products where Wyeth, in its sole discretion, determines it is commercially advantageous to do so. If requested by Wyeth, SCOLR shall file, at Wyeth’s expense, an NDA with FDA for the Initial Licensed Product and at Wyeth’s further request SCOLR shall transfer such NDA to Wyeth without any further compensation for such transfer. Wyeth shall have the sole responsibility for communicating with any Regulatory Authority regarding any Regulatory Approval Application or any Regulatory Approval once granted. As reasonably requested by Wyeth from time to time, SCOLR shall cooperate with Wyeth and provide support and assistance, without additional charge to Wyeth, in Wyeth’s efforts to obtain and maintain Regulatory Approvals for Products. In addition, SCOLR shall assign and transfer to Wyeth all Regulatory Approval Applications and Regulatory Approvals granted to, or applied for by, SCOLR or its Affiliates and shall provide hard copies of all documentation relating thereto, including without limitation clinical studies.

5.3	Regulatory Reporting. Wyeth shall be solely responsible for filing all reports required to be filed in order to maintain any Regulatory Approvals granted for Products in the Territory, including, without limitation, adverse drug experience reports (other than reports required to maintain Regulatory Approvals for Products that are owned by SCOLR pursuant to the mutual agreement of SCOLR and Wyeth). To the extent SCOLR has or receives any information regarding any adverse drug experience which may be related to the use of any Product, SCOLR shall immediately, and in no event later than three (3) calendar days of receipt by SCOLR, provide Wyeth with all such information in English as follows:

a.	Facsimile: [***]; or

b.	Overnight courier (only) to:

Global Safety Surveillance & Epidemiology

GSSE Triage Unit

Wyeth Research

Dock E

500 Arcola Road

Collegeville, Pennsylvania 19426

The Parties agree to meet after the Effective Date to establish a detailed Safety Agreement outlining the responsibilities of each Party in connection with collecting and reporting of adverse drug experiences including literature review and associated reporting; adverse drug experience follow-up reporting; preparation and submission of all safety reports to the regulatory authorities as required by local laws and/or regulations in the Territory; global safety database

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maintenance; product quality complaint handling; all interactions with health authorities, including a formal process to adequately communicate urgent issues regarding safety and labeling; periodic submissions; labeling modifications; safety monitoring and detection; and safety measures (e.g., Dear Doctor Letter, restriction on distribution) which will supersede this Section 5.3.

6.	PAYMENTS.

6.1	Effective Date Payment. Within ten (10) business days after the License Effective Date, Wyeth shall pay to SCOLR Two Hundred Fifty Thousand Dollars ($250,000) as a research and development expense reimbursement payment.

6.2	Additional Research and Development Expense Payments.

6.2.1	Payments. Wyeth shall make the following additional research and development expense reimbursement payments to SCOLR, each such payment being due and payable thirty (30) days after the first occurrence of the corresponding event (or, with respect to each event to be completed or accomplished by SCOLR, thirty (30) days after receipt by Wyeth of notice from SCOLR, along with reasonable substantiation, that such event has occurred for the first time):

EVENT	PAYMENT
[***]	[***]

[***]	[***]

[***]	[***]

[***]	[***]
[***]	[***]
[***]	[***]

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Each of the payments set forth in the table above shall be payable only one time, regardless of the number of times a specified event may occur, the number of Products with respect to which the specified event may occur, and the number of times with respect to any Product that the specified event may occur.

Notwithstanding any other provision of this Section 6.2, (i) if the event specified in item 1 above of this Section 6.2.1 has not occurred on or prior to [***], (ii) if the event specified in item 3 above of this Section 6.2.1 has not occurred on or prior to [***] or (iii) if the event specified in item 4 above of this Section 6.2.1 has not occurred on or prior to [***], then within thirty (30) days after such date, Wyeth shall do one of the following: (A) prepay to SCOLR the additional research and development expense payment set forth opposite such event (which amount once pre-paid shall be non-refundable) or (B) provide notice of termination of this Agreement pursuant to Section 10.6. For the avoidance of doubt, Wyeth shall have the right in its sole and absolute discretion to choose any one of the actions set forth in subparagraphs (A) and (B) above. Further, for the avoidance of doubt, if Wyeth prepays any additional research and development expense payment and if the event to which such additional research and development expense payment relates subsequently occurs, Wyeth shall receive full credit for the amount of such prepayment and deduct the amount of such prepayment from any amount otherwise payable with respect to such event.

6.2.2	Additional Event Payments. In addition to the one-time payments set forth in Section 6.2.1, Wyeth shall pay to SCOLR (a) a licensing fee in the amount of $[***] upon adoption by the Parties of a final, fully-detailed Development Program for each Licensed Product, other than the Initial Licensed Product, pursuant to Section 4.2, and (b) a technology transfer fee in the amount of $[***] upon successful completion of technology transfer, if required by Wyeth, by SCOLR to Wyeth with respect to each Licensed Product, other than the Initial Licensed Product. For the avoidance of doubt, all dosage forms of products containing the same active ingredients shall be considered one Licensed Product for purposes of the foregoing (e.g., if a product contains 100 mg of ibuprofen as the only active ingredient and another product contains 200 mg of ibuprofen as the only active ingredient, such products would together constitute only one Licensed Product for purposes of the foregoing).

6.2.3	Timing of Milestones. Wyeth shall use its Commercially Reasonable Efforts to complete the milestones specified in item 4 of the table set forth

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in Section 6.2.1 in accordance with the Initial Development Program. SCOLR acknowledges and agrees that Wyeth’s ability to complete the milestone specified in item 4 of Section 6.2.1 and to carry out its other obligations under the Initial Development Plan and under this Agreement is dependent on several factors beyond Wyeth’s control, including performance by SCOLR of its obligations under the Initial Development Program in a timely manner and successful completion by SCOLR of the milestones specified in items 1 through 3 of Section 6.2.1 in accordance with the Initial Development Program in a timely manner, and accordingly Wyeth shall not be liable to SCOLR for any failure by Wyeth to perform such obligations to the extent resulting from SCOLR’s failure to so perform. SCOLR further acknowledges and agrees that if SCOLR does not perform its obligations under the Initial Development Program in a timely manner or does not successfully complete the milestones specified in items 1 through 3 of Section 6.2.1 in accordance with the Initial Development Program in a timely manner, it will be necessary to extend for a reasonable period of time the timelines in the Initial Development Program.

6.3	Royalties.

6.3.1	Product Royalties. In consideration for the exclusive licenses granted to Wyeth under Section 3.1.1 hereof, Wyeth shall pay to SCOLR quarterly royalties in the amounts set forth below on Net Sales obtained by Wyeth, its Affiliates and sublicensees from the sale of such Licensed Product during the Royalty Period in countries where the Royalty Period has not ended, such royalties to be calculated on a Licensed Product-by-Licensed Product basis:

Annual Net Sales	Royalty Rate

[***]

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[***]

After the Royalty Period for a Licensed Product in a particular country (i.e., when the Royalty Period for a Licensed Product ends in a particular country), no further royalties shall be payable in respect of sales of such Licensed Product in such country (and sales of such Licensed Product in such country shall not be included in the calculation of annual Net Sales of such Licensed Product for purposes of determining the royalty due to SCOLR hereunder) and thereafter the licenses granted to Wyeth under Section 3.1 with respect to such Licensed Product in such country shall be fully paid-up, perpetual, irrevocable, royalty-free licenses.

6.3.2	Third Party Agreements.

(a)	Wyeth’s Third Party Agreements. Wyeth shall be solely responsible for all obligations under its agreements with Third Parties existing as of the Execution Date that relate to Licensed Products. If, during the term of this Agreement, Wyeth desires to enter into any agreement with any Third Party in order to obtain rights that are necessary to Research, Develop, Manufacture or Commercialize Products meeting the Release Profile (a “Required Third Party License”), or Wyeth desires to enter into any other agreement with any Third Party in order to obtain other rights that may be desirable for the Research, Development, Manufacture or Commercialization of Product (a “Desirable Third Party License”), Wyeth shall notify SCOLR in writing of such desire. Wyeth shall solely control the negotiation and procurement of any such agreement, but, notwithstanding anything in this Agreement to the contrary, Wyeth shall not be obligated to procure or enter into any such agreement. If Wyeth, its Affiliates or its sublicensees enters into (i) any Required Third Party License, (ii) any Desirable Third Party License with respect to any Additional Development Program conducted by a Third Party in accordance with the procedures set forth in Section 4.2 hereof, (iii) any Desirable Third Party License to which SCOLR has consented (which consent shall not be unreasonably withheld or delayed) or (iv) any agreement entered into by Wyeth pursuant to Section 7.2.3(b) or Section 7.2.3(c) hereof, [***] of the royalties due to any Third Party under any such agreement shall be deducted against and shall reduce the royalties due to SCOLR pursuant to Section 6.3.1, provided that in no event shall the royalties due to SCOLR for any year pursuant to Section 6.3.1 be reduced by more than [***]. In the event that any reduction is limited by

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the proviso at the end of the immediately preceding sentence, Wyeth shall be entitled to carry the unused portion of such reduction forward to subsequent calendar years.

(b)	SCOLR’s Third Party Agreements. SCOLR shall be solely responsible for all obligations under its agreements with Third Parties existing as of the Execution Date that relate to Licensed Technology or Licensed Products. During the term of this Agreement SCOLR shall not enter into any agreement with Third Parties relating to Licensed Technology or Licensed Products or take any other action that that could reasonably be expected to adversely affect the rights of Wyeth under this Agreement.

6.3.3	Market Exclusivity. On a country-by-country basis, in the event there is not Market Exclusivity in any country where the Royalty Period has not yet ended, the amount of any royalties otherwise payable by Wyeth pursuant to Section 6.3.1 on Net Sales in such country shall be reduced by [***] during the period for which there is not Market Exclusivity.

6.3.4	Minimum Royalties. With respect to the [***] period during the Royalty Period beginning on the date of the First Commercial Sale of the Initial Licensed Product in the United States, Wyeth shall pay to SCOLR a minimum royalty on Net Sales of all Licensed Products in the Territory during such [***] period of [***]. With respect to each [***] period during the Royalty Period thereafter up to the [***] anniversary of the date of the First Commercial Sale of the Initial Licensed Product in the United States, Wyeth shall pay SCOLR a minimum royalty on Net Sales of all Licensed Products in the Territory of [***]. In the event that Wyeth does not meet such minimum royalty requirement with respect to such [***], Wyeth shall have the option to either make a payment to SCOLR to satisfy such minimum royalty requirement (i.e., pay to SCLOR the difference between such specified amount and the amount of royalties on Net Sales of all Licensed Products in the Territory actually paid by Wyeth with respect to such [***] or convert the exclusive licenses granted by SCOLR to Wyeth under this Agreement to semi-exclusive licenses (i.e., SCOLR would be permitted to grant a license under the Licensed Technology to one other Party to commercialize Licensed Products), and if Wyeth either makes such payment or converts such licenses to semi-exclusive licenses, Wyeth shall

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be deemed to have satisfied its obligations with respect to such minimum royalty and SCOLR shall not have any further rights, remedies or recourse against Wyeth in connection therewith. If Wyeth converts the exclusive licenses granted by SCOLR to Wyeth under this Agreement to semi-exclusive licenses as set forth above, then the amount of any royalties otherwise payable by Wyeth pursuant to Section 6.3.1 on Net Sales shall be reduced by [***].

6.4	Reports and Payments.

6.4.1	Cumulative Royalties. The obligation to pay royalties under this Agreement shall be imposed only once with respect to a single unit of a Licensed Product regardless of how many Valid Claims included within the SCOLR Patents would, but for this Agreement, be infringed by the Manufacture, use, import, offer for sale or sale of such Licensed Product in the countries of such Manufacture, use or sale.

6.4.2	Royalty Statements and Payments. Wyeth, within [***] days after the end of each quarter (as determined as set forth in Section 6.3.1), shall deliver to SCOLR a report setting forth for such year the following information, on a Licensed Product-by-Licensed Product basis: (a) the Net Sales of each Licensed Product, (b) the basis for any adjustments to the royalty payable for the sale of each Licensed Product, and (c) the royalty due hereunder for the sale of each Licensed Product. No such reports shall be due for any Licensed Product before the First Commercial Sale of such Licensed Product. The total royalty due for the sale of Licensed Products during such quarter shall be remitted by Wyeth at the time such report is made.

6.4.3	Taxes and Withholding. All payments under this Agreement shall be made without any deduction or withholding for or on account of any tax unless such deduction or withholding is required by applicable laws or regulations. If Wyeth is so required to deduct or withhold, Wyeth shall (i) promptly notify SCOLR of such requirement, (ii) pay to the relevant authorities the full amount required to be deducted or withheld promptly upon the earlier of determining that such deduction or withholding is required or receiving notice that such amount has been assessed against SCOLR, and (iii) promptly forward to SCOLR an official receipt (or certified copy) or other documentation reasonably acceptable to SCOLR evidencing such payment to such authorities.

6.4.4	Currency. All amounts payable and calculations hereunder shall be in United States dollars. As applicable, Net Sales and any royalty deductions shall be translated into United States dollars in accordance with Wyeth’s customary and usual translation procedures, consistently applied. If, due to restrictions or prohibitions imposed by national or international authority, payments cannot be made as provided in this Article 6, the Parties shall

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consult with a view to finding a prompt and acceptable solution, and Wyeth shall deal with such monies as SCOLR may lawfully direct at no additional out-of-pocket expense to Wyeth.

6.5	Maintenance of Records; Audits.

6.5.1	Record Keeping. Wyeth shall keep and shall cause its Affiliates to keep accurate books and accounts of record in connection with the sale of Products, in sufficient detail to permit accurate determination of all figures necessary for verification of royalties to be paid hereunder. Wyeth and its Affiliates shall maintain such records for a period of at least three (3) years after the end of the calendar year in which they were generated.

6.5.2	Audits. Upon thirty (30) days prior written notice from SCOLR, Wyeth shall permit an independent certified public accounting firm of nationally recognized standing selected by SCOLR and reasonably acceptable to Wyeth, to examine, at SCOLR’s sole expense, the relevant books and records of Wyeth and its Affiliates as may be reasonably necessary to verify the accuracy of the reports submitted by Wyeth pursuant to Section 6.4.2 and the payment of royalties hereunder. An examination by SCOLR under this Section 6.5.2 shall occur not more than once in any calendar year and shall be limited to the pertinent books and records for any calendar year ending not more than three (3) years before the date of the request. The accounting firm shall be provided access to such books and records at Wyeth’s facilities where such books and records are normally kept and such examination shall be conducted during Wyeth’s normal business hours. Wyeth may require the accounting firm to sign a standard non-disclosure agreement before providing the accounting firm access to Wyeth’s facilities or records. Upon completion of the audit, the accounting firm shall provide both Wyeth and SCOLR a written report disclosing whether the reports submitted by Wyeth pursuant to Section 6.4.2 are correct or incorrect, whether the royalties paid are correct or incorrect, and, in each case, the specific details concerning any discrepancies. No other information shall be provided to SCOLR.

6.5.3	Underpayments/Overpayments. If such accounting firm correctly concludes that additional royalties were due to SCOLR, Wyeth shall pay to SCOLR the additional royalties within thirty (30) days of the date Wyeth receives such accountant’s written report so correctly concluding. If such underpayment exceeds five percent (5%) of the royalties that were to be paid to SCOLR, Wyeth also shall reimburse SCOLR for the out-of-pocket expenses incurred in conducting the audit. If such accounting firm correctly concludes that Wyeth overpaid royalties to SCOLR, SCOLR shall refund such overpayments to Wyeth, within thirty (30) days of the date SCOLR receives such accountant’s report so correctly concluding.

6.5.4	Confidentiality. All financial information of Wyeth which is subject to review under this Section 6.5 shall be deemed to be Wyeth’s Confidential Information subject to the provisions of Article 8 hereof, and SCOLR shall not disclose such Confidential Information to any Third Party or use such Confidential Information for any purpose other than verifying payments to be made by Wyeth to SCOLR hereunder.

7.	INTELLECTUAL PROPERTY.

7.1	Inventions. SCOLR shall promptly report to Wyeth in writing all SCOLR Know-How invented, created or made during the term of this Agreement, whether invented, created or made solely or jointly and whether patentable or not, including without limitation any SCOLR Know-How invented, created or made during the performance of the Development Program. Subject to the provisions of Articles 3 and 4, a Party shall own all inventions made solely by employees of such Party (or by employees of such Party and employees of a Third Party) and shall jointly own with the other Party any invention made jointly by employees of both Parties. All determinations of inventorship under this Agreement shall be made in accordance with United States Federal Patent Law and, are expressly subject to pre-existing intellectual property rights of the Parties that have been established, filed and perfected.

7.2	Patent Rights.

7.2.1	Filing, Prosecution and Maintenance of Patent Rights.

(a)

SCOLR’s Patent Rights. SCOLR shall use its Commercially Reasonable Efforts to prepare, file, prosecute and maintain, throughout the world, all of the SCOLR Patent Rights. SCOLR shall give Wyeth an opportunity to review and comment upon the text of such applications before filing, shall consult with Wyeth with respect to such applications, and shall supply Wyeth with a copy of such applications as filed, together with notice of its filing date and serial number. SCOLR also shall keep Wyeth advised on the status of the prosecution of all patent applications included within the SCOLR Patent Rights and the maintenance of any patents included within the SCOLR Patent Rights and shall consult with Wyeth and provide Wyeth with reasonable opportunity to comment on all correspondence received from and all submissions to be made to any government patent office or authority with respect to any such patent application or patent. In addition, if SCOLR elects not to file a patent application on SCOLR Know-How or to cease the prosecution or maintenance of any SCOLR Patent Rights, SCOLR shall provide Wyeth with written notice immediately upon the decision to not file or continue the prosecution of such patent application or maintenance of such patent, but in any event SCOLR shall give such notice to Wyeth sufficiently in advance of any date on which rights would be lost to permit Wyeth to take action necessary to retain such rights. In such event, SCOLR shall permit Wyeth, at Wyeth’s sole discretion, to file or continue prosecution or maintenance of any such SCOLR Patent Rights on SCOLR’s behalf and at Wyeth’s own expense. If Wyeth elects to continue such prosecution or maintenance, SCOLR shall execute such documents and perform such acts, at Wyeth’s expense, as may be reasonably necessary to permit Wyeth to file, prosecute or maintain such SCOLR Patent Rights and, upon Wyeth’s request, SCOLR shall assign to Wyeth all of SCOLR’s right, title and interest in and to such SCOLR Patent Rights. In the event that Wyeth continues the prosecution or maintenance of any SCOLR Patent Rights pursuant to this Section 7.2.1(a), then Wyeth shall no longer be obligated to pay to SCOLR any royalty payments under any such SCOLR Patents.

(b)	Joint Patent Rights. After the License Effective Date, Wyeth shall have the first right to prepare, file, prosecute and maintain Joint Patent Rights throughout the world at Wyeth’s cost and expense. Wyeth shall give SCOLR an opportunity to review the text of the applications before filing, shall consult with SCOLR with respect thereto, and shall supply SCOLR with a copy of the applications as filed, together with notice of its filing date and serial number. Wyeth shall keep SCOLR advised of the status of the actual and prospective patent filings (including, without limitation, the grant of any Joint Patent Rights), and shall provide advance copies of any official correspondence related to the filing, prosecution and maintenance of such patent filings. If Wyeth elects not to file a patent application for any Joint Patent Right or to cease the prosecution or maintenance of any Joint Patent Right, Wyeth shall provide SCOLR with written notice immediately upon the decision to not file or continue the prosecution of such patent application or maintenance of such patent, but in any event SCOLR shall give such notice to Wyeth sufficiently in advance of any date on which rights would be lost to permit Wyeth to take action necessary to retain such rights. In such event, Wyeth shall permit SCOLR, at SCOLR’s sole discretion, to file or continue prosecution or maintenance of any Joint Patent Rights on Wyeth’s behalf and at SCOLR’s own expense. If SCOLR elects to continue such prosecution or maintenance, Wyeth shall execute such documents and perform such acts, at SCOLR’s expense, as may be reasonably necessary to permit SCOLR to file, prosecute or maintain such Joint Patent Rights.

7.2.2	Enforcement of Patent Rights.

(a)	Notice. If either Wyeth or SCOLR becomes aware of any

infringement, anywhere in the world, of any issued patent within the Licensed Technology or the Joint Patent Rights, it shall notify the other Party in writing to that effect. Any such notice shall include evidence to support an allegation of infringement by such Third Party.

(b)	SCOLR Patent Rights. Subject to Section 7.2.2(c), SCOLR shall have the right, but not the obligation, to take action to obtain a discontinuance of infringement or bring suit against a Third Party infringer of the SCOLR Patent Rights within three (3) months from the date of notice. SCOLR shall bear all the expenses of any suit brought by it claiming infringement of any SCOLR Patent Rights. If, after the expiration of the three (3) month period, SCOLR has not obtained a discontinuance of infringement of the SCOLR Patent Rights, filed suit against any such Third Party infringer of the SCOLR Patent Rights, or provided Wyeth with information and arguments demonstrating to Wyeth’s reasonable satisfaction that there is insufficient basis for the allegation of such infringement of SCOLR Patent Rights, then Wyeth shall have the right, but not the obligation, to bring suit against such Third Party infringer of the SCOLR Patent Rights and to join SCOLR as a party plaintiff, provided that Wyeth shall bear all the expenses of such suit. SCOLR shall cooperate with Wyeth in any such suit for infringement of SCOLR Patent Rights brought by Wyeth against a Third Party, and shall have the right to consult with Wyeth and to participate in and be represented by independent counsel in such litigation at its own expense. Wyeth shall incur no liability to SCOLR as a consequence of such litigation or any unfavorable decision resulting therefrom, including any decision holding any of the SCOLR Patent Rights invalid or unenforceable. Any recoveries obtained by either Party as a result of any proceeding against a Third Party infringer shall first be used to reimburse each Party for all litigation costs in connection with such litigation paid by that Party and second any remainder shall be deemed Net Sales made in the calendar year when such recoveries are received and SCOLR, pursuant to Section 6.2.2 hereof, shall receive an amount equal to the royalty due on such Net Sales and Wyeth shall receive the balance of such remainder; provided, however, that if Wyeth brings suit against such Third Party infringer pursuant to this Section 7.2.2(b) because SCOLR does not, Wyeth shall retain the entire recovery.

(c)

Joint Patent Rights. With respect to any notice of a Third Party infringer of the Joint Patent Rights, the Parties shall meet as soon as reasonably practicable to discuss such infringement and determine an appropriate course of action. Wyeth shall have the first right but not the obligation to bring an action against such

Third Party infringer and to control such litigation. SCOLR shall cooperate with Wyeth, at Wyeth’s expense, in any such suit brought by Wyeth and to participate in and be represented by independent counsel in such litigation at its own expense. Wyeth shall incur no liability to SCOLR as a consequence of such litigation or any unfavorable decision resulting therefrom, including any decision holding any Joint Patent Right invalid or unenforceable. Any recoveries obtained by Wyeth shall first be used to reimburse Wyeth for all litigation costs in connection with such litigation and second any remainder shall be shared equally by the Parties. If Wyeth elects not to take action against a Third Party infringer of the Joint Patent Rights and SCOLR elects to bring an action, then Wyeth shall cooperate, at SCOLR’s expense, in such action. SCOLR shall incur no liability to Wyeth as a consequence of such litigation or any unfavorable decision resulting therefrom, including any decision holding any Joint Patent Right invalid or unenforceable. If SCOLR brings suit against such Third Party infringer pursuant to this Section 7.2.2(c) because Wyeth elects not to bring such action, SCOLR shall retain the entire recovery.

7.2.3	Infringement and Third Party Licenses.

(a)	Infringement of Third Party Patents - Course of Action. If the making, having made, importing using, distributing, marketing, promoting, offering for sale or selling any Product is alleged by a Third Party to infringe a Third Party’s patent, the Party becoming aware of such allegation shall promptly notify the other Party. Additionally, if either Party determines that, based upon the review of a Third Party’s patent or patent application or other intellectual property rights, it may be desirable to obtain a license from such Third Party with respect thereto so as to avoid any potential suit between either Party and such Third Party, such Party shall promptly notify the other Party of such determination.

(b)

Wyeth Option to Negotiate. Subject to Section 7.2.3(c), in the event that a Party, pursuant to Section 7.2.3(a), notifies the other Party that it has determined that it is necessary or desirable to obtain a license under one or more patents or patent applications or other intellectual property rights owned or controlled by a Third Party (collectively, “Third Party IP Rights”), which Third Party IP Rights (i) relate directly to the Products and (ii) if valid and issued, would, in the absence of a license from such Third Party, be infringed by the manufacture, use, importation or sale of any of the foregoing or of any Product, Wyeth shall have the first right, but not the obligation to negotiate and enter into an agreement with such Third Party, whereby Wyeth is granted a license, under such

Third Party IP Rights, permitting Wyeth to practice such Third Party IP Rights in connection with the manufacture, use, importation and sale of Products and the performance of any obligations or the exercise of any rights by a Party under this Agreement.

(c)	Third Party Infringement Suit. If a Third Party sues a Party (the “Sued Party”) alleging that the Sued Party’s, the Sued Party’s Affiliates’ or the Sued Party’s sublicensees’ Research, Development, Manufacture or Commercialization of any Product during the term of and pursuant to this Agreement infringes or shall infringe said Third Party’s patent, then upon the Sued Party’s request and in connection with the Sued Party’s defense of any such Third Party infringement suit, the other Party shall provide reasonable assistance to the Sued Party for such defense. If Wyeth is the Sued Party, SCOLR shall provide reasonable assistance to Wyeth in the defense, shall have the right to consult with Wyeth and participate in and be represented by independent counsel in the relevant litigation at its own expense. Wyeth shall not incur any liability to the SCOLR as a consequence of such litigation or any unfavorable decision resulting therefrom. The Parties agree to share all litigation expenses including settlement costs, royalties paid in settlement of the Third Party infringement suit and the payment of any damages to the Third Party. If Wyeth is the Sued Party, then Wyeth shall receive a credit in the amount of SCOLR’s fifty percent (50%) share of such litigation expenses which credit shall be applied to royalties due to SCOLR under Section 6.3.1., provided that in no event shall the royalties due to SCOLR for any year pursuant to Section 6.3.1 be reduced by more than fifty percent (50%). Any portion of the credit not utilized due to the limitations of the preceding sentence shall be carried over and credited to future royalty payments. Fifty percent (50%) of the royalties due to any Third Party under any such settlement of said Third Party infringement suit shall be deducted against and shall reduce the royalties due to SCOLR pursuant to Section 6.3.1, provided that in no event shall the royalties due to SCOLR for any year pursuant to Section 6.3.1 be reduced by more than fifty percent (50%). If SCOLR is the Sued Party, Wyeth shall reimburse SCOLR for its fifty percent (50%) share of such litigation expenses, which reimbursement will be made pursuant to invoices submitted by SCOLR to Wyeth no more than once per calendar quarter.

7.2.4

Patent Certifications. Each Party shall immediately give written notice to the other of any certification of which it becomes aware filed pursuant to 21 U.S.C. § 355(b)(2)(A), or § 355(j)(2)(A)(vii) (or any amendment or successor statute thereto) claiming that any SCOLR Patent Right covering any product is invalid or that infringement shall not arise from the manufacture, use or sale of such product by a Third Party (a “Paragraph IV Certification”). Notwithstanding any provision of this Agreement to the contrary, in the event that SCOLR has failed to bring an infringement action against such Third Party at least twenty-one (21) days prior to expiration of the forty five (45) day period set forth in 21 U.S.C. §355(c)(3)(c) (or any amendment or successor statute thereto), then Wyeth shall have the right to bring such an infringement action, in its sole discretion and at its own expense, in its own name or in the name of SCOLR. At Wyeth’s request, SCOLR shall, at its own expense, provide Wyeth reasonable assistance to conduct such infringement action, including, without limitation, causing the execution of such legal documents as Wyeth may deem necessary for the prosecution of such action. Wyeth shall incur no liability to SCOLR as a consequence of such litigation or any unfavorable decision resulting therefrom, including any decision holding any of the SCOLR Patent Rights invalid or unenforceable. In the event that Wyeth recovers any sums in such litigation by way of damages or in settlement thereof, such recoveries shall be allocated between the Parties as provided in Section 7.2.2(b) hereof.

7.2.5	Patent Term Restoration. The Parties hereto shall cooperate with each other in obtaining patent term restoration or its equivalent in the world where applicable to SCOLR Patent Rights and Joint Patent Rights. If elections with respect to obtaining such patent term restoration are to be made, Wyeth shall make such election and SCOLR shall abide by such election.

7.3	Trademarks. Wyeth shall, in its sole discretion, select and own all Product-related Trademarks, trade dress and Copyrights and names to be used in connection with the marketing, advertising, promotion, sale and offering for sale of any Product hereunder. SCOLR shall neither use nor seek to register, anywhere in the world, any trademarks which are confusingly similar to any Trademark or any other trademarks, trade names, trade dress or logos used by or on behalf of Wyeth, its Affiliates or sublicensees in connection with any Product. To the extent permissible by applicable law, Product outer packaging (ie the carton or box) shall make appropriate references to SCOLR or this Agreement. SCOLR agrees that the words “Licensed from SCOLR Pharma Inc.” or “CDT®” Technology licensed from SCOLR Pharma Inc.” are approved by SCOLR for such use and that any significant deviations from such language shall be submitted to SCOLR for approval prior to use by Wyeth. SCOLR hereby grants to Wyeth an exclusive, royalty-free license to use any of SCOLR Trademarks and Copyrights in connection with the Manufacture and Commercialization of Products. All use of such SCOLR Trademarks and Copyrights (other than use in the statements set forth above) by Wyeth shall be subject to SCOLR’s trademark usage guidelines, and all goodwill associated therewith, shall inure to the benefit of SCOLR.

8.	CONFIDENTIALITY.

8.1	Confidentiality. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing, the Parties agree that, for the term of this Agreement and for five (5) years thereafter, each Party (the “Receiving Party”), receiving any Confidential Information of the other Party (the “Disclosing Party”) hereunder shall keep such Confidential Information confidential and shall not publish or otherwise disclose or use such Confidential Information for any purpose other than as provided for in this Agreement except for Confidential Information that the Receiving Party can establish:

(a)	was already known by the Receiving Party (other than under an obligation of confidentiality), at the time of disclosure by the Disclosing Party and such Receiving Party has documentary evidence to that effect;

(b)	was generally available to the public or otherwise part of the public domain at the time of its disclosure to the Receiving Party;

(c)	became generally available to the public or otherwise part of the public domain after its disclosure or development, as the case may be, and other than through any act or omission of a Party in breach of this confidentiality obligation;

(d)	was disclosed to that Party, other than under an obligation of confidentiality, by a Third Party who had no obligation to the Disclosing Party not to disclose such information to others; or

(e)	was independently discovered or developed by or on behalf of the Receiving Party without the use of the Confidential Information belonging to the other Party and the Receiving Party has documentary evidence to that effect.

8.2	Authorized Disclosure and Use.

8.2.1	Disclosure. Notwithstanding the foregoing Section 8.1, each Party may disclose Confidential Information belonging to the other Party to the extent such disclosure is reasonably necessary to:

(a)	file or prosecute patent applications covering Joint Know-How as contemplated by this Agreement,

(b)	prosecute or defend litigation,

(c)	exercise rights hereunder provided such disclosure is covered by terms of confidentiality similar to those set forth herein, and

(d)	comply with applicable governmental laws and regulations.

In the event a Party shall deem it necessary to disclose pursuant to this Section 8.2.1, Confidential Information belonging to the other Party, the Disclosing Party shall to the extent possible give reasonable advance notice of such disclosure to the other Party and take reasonable measures to ensure confidential treatment of such information.

8.2.2	Use. Notwithstanding the foregoing Section 8.1, Wyeth shall have the right to use SCOLR’s Confidential Information in carrying out its responsibilities under this Agreement in the Research, Development, Manufacture and Commercialization of Products.

8.3	SEC Filings. Either Party may disclose the terms of this Agreement to the extent required, in the reasonable opinion of such Party’s legal counsel, to comply with applicable laws, including, without limitation, the rules and regulations promulgated by the United States Securities and Exchange Commission (the “SEC”). Notwithstanding the foregoing, before disclosing this Agreement or any of the terms hereof pursuant to this Section 8.3, the Parties shall consult with one another on the terms of this Agreement to be redacted in making any such disclosure. If a Party discloses this Agreement or any of the terms hereof in accordance with this Section 8.3, such Party agrees, at its own expense, to seek confidential treatment of portions of this Agreement or such terms, as may be reasonably requested by the other Party.

8.4	Public Announcements; Publications.

8.4.1	Coordination. SCOLR and Wyeth shall, from time to time, and at the request of the other Party discuss and agree on the general information content relating to this Agreement which may be publicly disclosed, provided, however, Wyeth, subject to Section 8.4.2 below, shall have no obligation to consult with SCOLR with respect to any scientific publication or public announcement concerning its Research, Development, Manufacturing or Commercialization activities with respect to Products under this Agreement. The Parties shall agree upon a mutually satisfactory press release announcing the transaction set forth in this Agreement.

8.4.2

Announcements. Except as may be expressly permitted under Section 8.3, Section 8.4.3 or as may be appropriate for Wyeth to make in connection with its Research, Development, Manufacturing or Commercialization activities as contemplated hereunder, neither Party shall make any public announcement regarding this Agreement or the Research, Development, Manufacture or Commercialization of Products without the prior written approval of the other Party. For the sake of clarity, nothing in this Agreement shall prevent Wyeth from making any scientific publication or public announcement concerning its Research, Development, Manufacturing or Commercialization activities with respect to Products under this Agreement, provided, however, that Wyeth shall not disclose any of SCOLR’s Confidential Information in any such publication or announcement without obtaining SCOLR’s prior written consent to do so.

8.4.3	Publications. During the term of this Agreement, SCOLR shall submit to Wyeth for review and approval all proposed scientific and medical publications and public presentations relating to the Licensed Technology, for review in connection with preservation of exclusive Patent Rights or to determine whether any of Wyeth’s Confidential Information should be modified or deleted. Written copies of such proposed publications and presentations shall be submitted to Wyeth no later than sixty (60) days before submission for publication or presentation and Wyeth shall provide its comments with respect to such publications and presentations within thirty (30) business days of its receipt of such written copy. The review period may be extended for an additional fifteen (15) days in the event Wyeth can demonstrate reasonable need for such extension including, but not limited to, the preparation and filing of patent applications. By mutual agreement, this period may be further extended. SCOLR and Wyeth shall each comply with standard academic practice regarding authorship of scientific publications and recognition of contribution of other parties in any publications relating to Products. Wyeth acknowledges that nothing in this Agreement restricts SCOLR’s right to publish materials outside the scope of Wyeth Confidential Information and the SCOLR Know-How and the Joint Know-How.

9.	REPRESENTATIONS AND WARRANTIES.

9.1	Representations and Warranties of Each Party. Each of SCOLR and Wyeth hereby represents, warrants, and covenants to the other Party hereto as follows:

(a)	it is a corporation duly organized and validly existing under the laws of the state or other jurisdiction of its incorporation or formation;

(b)	the execution, delivery and performance of this Agreement by such Party has been duly authorized by all requisite corporate action and does not require any shareholder action or approval;

(c)	it has the power and authority to execute and deliver this Agreement and to perform its obligations hereunder;

(d)	the execution, delivery and performance by such Party of this Agreement and its compliance with the terms and provisions hereof does not and shall not conflict with or result in a breach of any of the terms and provisions of or constitute a default under (i) a loan agreement, guaranty, financing agreement, agreement affecting a product or other agreement or instrument binding or affecting it or its property; (ii) the provisions of its charter or operative documents or bylaws; or (iii) any order, writ, injunction or decree of any court or governmental authority entered against it or by which any of its property is bound; and

(e)	it shall at all times comply with all applicable material laws and regulations relating to its activities under this Agreement.

9.2	Additional Representations and Warranties of SCOLR. In addition to the representations and warranties made by SCOLR elsewhere in this Agreement, SCOLR hereby represents, warrants, and covenants to Wyeth that:

(a)	as of the Execution Date, the Licensed Technology is existing and is not invalid or unenforceable, in whole or in part;

(b)	it has and shall have the full right, power and authority to grant all of the right, title and interest in the licenses granted under this Agreement;

(c)	except as disclosed in Exhibit 9.2(c), as of the Execution Date, no Third Party has any right, title or interest in or to any of the Licensed Technology or the SCOLR Trademarks and Copyrights;

(d)	except as disclosed in Exhibit 9.2(d), it is the sole and exclusive owner of the Licensed Technology and the SCOLR Trademarks and Copyrights existing as of the Execution Date, all of which is free and clear of any liens, charges and encumbrances, and, with respect to such Licensed Technology or the SCOLR Trademarks and Copyrights, SCOLR has the right to grant to Wyeth those licenses granted in Section 3.1 hereof and Wyeth’s use of such SCOLR Trademarks and Copyrights does not infringe the rights of any Third Party;

(e)	except as set forth in Exhibit 9.2(e) attached hereto, none of the Licensed Technology is subject to any funding agreement with any government or government agency;

(f)	to the best of its knowledge, the practice of the Licensed Technology, and the Research, Development, Manufacture and Commercialization of any Product, each as of the Execution Date, do not infringe any issued patents owned or possessed by any Third Party;

(g)	to the best of its knowledge, as of the Execution Date, there are no Third Party pending patent applications which are not included in the SCOLR Patent Rights by virtue of a license to SCOLR (under which a sublicense to Wyeth is granted pursuant to this Agreement) and, if issued, would cover the Research, Development, Manufacture or Commercialization of any Product;

(h)	as of the Execution Date, there are no pending suits, claims, judgments or settlements against or owed by SCOLR or, to the best of its knowledge, threatened claims, in either case relating to the Licensed Technology or the SCOLR Trademarks and Copyrights;

(i)	Exhibit 9.2(i) sets forth all Regulatory Approval Applications and Regulatory Approvals granted to, or applied for by, SCOLR or any of its Affiliates, with respect to Products; and

(j)	during the term of this Agreement it shall not diminish the rights under the Licensed Technology granted to Wyeth hereunder, including without limitation, by not committing or permitting any actions or omissions which would cause the breach of any agreements between itself and Third Parties which provide for intellectual property rights applicable to the Research, Development, Manufacture or Commercialization of any Product, and that it shall provide Wyeth promptly with notice of any such alleged breach, and that, as of the Execution Date, it is in compliance in all material respects with any agreements with Third Parties relating to the Licensed Technology.

On the License Effective Date, SCOLR shall deliver to Wyeth a certification, signed by an authorized representative of SCOLR, that as of the License Effective Date the representations and warranties set forth in this Section 9.2 remain true and accurate as if the representations and warranties made as of the Execution Date were made as of the License Effective Date.

9.3	Representation by Legal Counsel. Each Party hereto represents that it has been represented by legal counsel in connection with this Agreement and acknowledges that it has participated in the drafting hereof. In interpreting and applying the terms and provisions of this Agreement, the Parties agree that no presumption shall exist or be implied against the Party which drafted such terms and provisions.

9.4	No Inconsistent Agreements. Neither Party has in effect and after the Execution Date neither Party shall enter into any oral or written agreement or arrangement that would be inconsistent with its obligations under this Agreement.

9.5	Disclaimer. THE FOREGOING WARRANTIES OF EACH PARTY ARE IN LIEU OF ANY OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR ANY IMPLIED WARRANTIES OF FITNESS FOR A PARTICULAR PURPOSE, ALL OF WHICH ARE HEREBY SPECIFICALLY EXCLUDED AND DISCLAIMED.

10.	GOVERNMENT APPROVALS; TERM AND TERMINATION.

10.1

HSR Filing. Promptly after the Execution Date, Wyeth shall determine whether any HSR Filing is required in connection with the grant of the exclusive licenses granted by SCOLR to Wyeth under this Agreement. To the extent Wyeth determines it to be necessary, each of SCOLR and Wyeth shall, within fifteen

(15) days after the Execution Date (or such later time as may be agreed to in writing by the Parties), file with the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice, any HSR Filing required of it under the HSR Act with respect to the transactions contemplated hereby. The Parties shall cooperate with one another to the extent necessary in the preparation of any such HSR Filing. The Parties further agree to co-operate and use their Commercially Reasonable Efforts to obtain prompt termination of any waiting period under the HSR Act (including any extension of the initial thirty (30) day waiting period with respect to the transactions contemplated by this Agreement) in the antitrust clearance process and to furnish promptly to the Federal Trade Commission and the Antitrust Division of the Department of Justice any additional information reasonably requested by either of them in connection with such filings. Each Party shall be responsible for its own costs, expenses, and filing fees associated with any HSR Filing, provided, however, that Wyeth shall be solely responsible for any fees (other than penalties that may be incurred as a result of actions or omissions on the part of SCOLR) required to be paid to any government agency in connection with making any such HSR filing.

10.2	Other Government Approvals. SCOLR and Wyeth shall cooperate and use respectively all reasonable efforts to make all registrations, filings and applications, to give all notices and to obtain as soon as practicable all governmental or other consents, transfers, approvals, orders, qualifications authorizations, permits and waivers, if any, and to do all other things necessary or desirable for the consummation of the transactions as contemplated hereby.

10.3	Term. The term of this Agreement shall commence on the Execution Date and extend, unless this Agreement is terminated earlier in accordance with this Section 10, on a Licensed Product-by-Licensed Product and country-by-country basis until the end of the Royalty Period with respect to the sale of such Licensed Product in such country. Notwithstanding anything herein to the contrary but subject to Section 10.7.2, at the end of the Royalty Period for a Licensed Product in any country, the licenses granted by SCOLR to Wyeth under Section 3.1 shall be fully paid-up, perpetual, irrevocable, royalty-free licenses with respect to such Licensed Product in such country, and at the end of all Royalty Periods for all Licensed Products in all countries, the licenses granted by SCOLR to Wyeth under Section 3.1 shall be fully paid-up, perpetual, irrevocable, royalty-free worldwide licenses.

10.4

Termination Upon HSR Denial. In the event that the Parties make an HSR Filing under Section 10.1 hereof, this Agreement shall terminate (a) at Wyeth’s option, immediately upon notice to SCOLR, in the event that the United States Federal Trade Commission or the United States Department of Justice shall seek a preliminary injunction under the HSR Act against SCOLR and Wyeth to enjoin the transactions contemplated by this Agreement, (b) at the election of either Party, immediately upon notice to the other Party, in the event that the United States Federal Trade Commission or the United States Department of Justice shall obtain a preliminary injunction under the HSR Act against SCOLR and Wyeth to enjoin the transactions contemplated by this Agreement, or (c) at the election of either Party, immediately upon notice to the other Party, in the event that the HSR Clearance Date shall not have occurred on or prior to one hundred eighty (180) days after the effective date of the HSR Filing. Notwithstanding the foregoing, this Section 10.4 shall not apply in the event that Wyeth determines that an HSR Filing is not required.

10.5	Termination for Cause. Except as set forth in Section 4.1, this Agreement may be terminated effective immediately by written notice by either Party at any time during the term of this Agreement for material breach by the other Party, which breach remains uncured for [***], measured from the date written notice of such breach is given to the breaching Party, provided, however, that if such breach is not susceptible of cure within the stated period and the breaching Party uses diligent good faith efforts to cure such breach, the stated period shall be extended by an additional ninety (90) days.

10.6	Termination by Wyeth. Prior to the First Commercial Sale of the first Licensed Product in any country, Wyeth shall have the right, exercisable upon [***] days prior written notice to SCOLR, to terminate this Agreement either (i) in its entirety, or (ii) on a Licensed Product-by-Licensed Product and country-by-country basis. After the First Commercial Sale of the first Licensed Product in any country, Wyeth shall have the right, exercisable upon six (6) months prior written notice to SCOLR, to terminate this Agreement either (i) in its entirety, or (ii) on a Licensed Product-by-Licensed Product or country-by-country basis.

10.7	Effects of Termination.

10.7.1	Effect of Termination by Wyeth for Cause. If Wyeth terminates this Agreement pursuant to Section 10.5:

(a)	all licenses granted by SCOLR to Wyeth shall become fully paid up, irrevocable, perpetual, royalty-free, worldwide licenses; and

(b)	SCOLR shall have no right to receive royalties or any other payments which may result from the sale of any Product, the occurrence of any event or the conduct of any activity after the effective date of such termination, provided, however, that SCOLR shall remain entitled to receive any payments that accrued before the effective date of such termination.

10.7.2	Effect of Termination by SCOLR for Cause or by Wyeth Without Cause. If SCOLR terminates this Agreement pursuant to Section 10.5, all licenses granted by SCOLR to Wyeth hereunder shall automatically terminate. If Wyeth terminates this Agreement pursuant to Section 10.6 hereof with respect to a particular Licensed Product and a particular country or countries, all licenses granted hereunder with respect to such Licensed Product and such country or countries shall automatically

[***] Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

terminate. If Wyeth terminates this Agreement in its entirety pursuant to Section 10.6, all licenses granted by SCOLR to Wyeth hereunder shall automatically terminate.

10.8	Survival of Certain Obligations. Expiration or termination of the Agreement shall not relieve the Parties of any obligation accruing before such expiration or termination, and the provisions of Articles 8, 11 and 12 and Sections 6.5, 7.1, 7.2.1(b), 7.2.1(c), 7.2.2(c), 7.3, 10.7, 10.8 and 10.9 shall survive the expiration or termination of the Agreement. Any expiration or early termination of this Agreement shall be without prejudice to the rights of either Party against the other accrued or accruing under this Agreement before termination, including, without limitation, the obligations to pay royalties for Licensed Products sold before such termination.

10.9	Provision for Insolvency.

10.9.1	Termination. This Agreement may be terminated by written notice by Wyeth at any time during the term of this Agreement upon the declaration by a court of competent jurisdiction that SCOLR is bankrupt and, pursuant to the U.S. Bankruptcy Code or applicable law outside the United States, SCOLR’s assets are to be liquidated, the filing or institution of bankruptcy, liquidation or receivership proceedings (other than reorganization proceedings under Chapter 11 of the U.S. Bankruptcy Code or analogous provisions of applicable law outside the United States), or upon an assignment of a substantial portion of the assets for the benefit of creditors by SCOLR, or in the event a receiver or custodian is appointed for SCOLR’s business, or if a substantial portion of SCOLR’s business is subject to attachment or similar process; provided, however, that in the case of any involuntary bankruptcy proceeding such right to terminate shall only become effective if the proceeding is not dismissed within sixty (60) days after the filing thereof. To the extent permitted by applicable law, the effect of a termination under this Section 10.9.1 shall be as described in Section 10.7.1.

10.9.2

Effect on Licenses. All rights and licenses granted under or pursuant to this Agreement by SCOLR to Wyeth are, for all purposes of Section 365(n) of Title 11 of the United States Code (“Title 11”) or analogous provisions of applicable law outside the United States, licenses of rights to “intellectual property” as defined in Title 11 or analogous provisions of applicable law outside the United States. SCOLR agrees that Wyeth, as licensee of such rights under this Agreement shall retain and may fully exercise all of its rights and elections under Title 11 or analogous provisions of applicable law outside the United States. SCOLR agrees during the term of this Agreement to create and maintain current copies or, if not amenable to copying, detailed descriptions or other appropriate embodiments, to the extent feasible, of all such intellectual property. If a case is commenced by or against SCOLR under Title 11 or analogous provisions of applicable law outside the United States, SCOLR (in any capacity, including debtor-in-possession) and its successors and assigns (including, without limitation, a trustee appointed under Title 11 or analogous provisions of applicable law outside the United States) shall,

(a)	as Wyeth may elect in a written request, immediately upon such request:

(i)	perform all of the obligations provided in this Agreement to be performed by SCOLR including, where applicable and without limitation, providing to Wyeth portions of such intellectual property (including embodiments thereof) held by SCOLR and such successors and assigns or otherwise available to them; or

(ii)	provide to Wyeth all such intellectual property (including all embodiments thereof) held by SCOLR and such successors and assigns or otherwise available to them; and

(b)	not interfere with the rights of Wyeth under this Agreement, or any agreement supplemental hereto, to such intellectual property (including such embodiments), including any right to obtain such intellectual property (or such embodiments) from another entity.

10.9.3	Rights to Intellectual Property. If a case under Title 11 or analogous provisions of applicable law outside the United States is commenced by or against SCOLR, and this Agreement is rejected as provided in Title 11 or analogous provisions of applicable law outside the United States, and Wyeth elects to retain its rights hereunder as provided in Title 11 or analogous provisions of applicable law outside the United States, then SCOLR (in any capacity, including debtor-in-possession) and its successors and assigns (including, without limitation, a trustee appointed under Title 11 or analogous provisions of applicable law outside the United States) shall provide to Wyeth all such intellectual property (including all embodiments thereof) held by SCOLR and such successors and assigns, or otherwise available to them, immediately upon Wyeth’s written request. Whenever SCOLR or any of its successors or assigns provides to Wyeth any of the intellectual property licensed hereunder (or any embodiment thereof) pursuant to this Section 10.9.3, Wyeth shall have the right to perform the obligations of SCOLR hereunder with respect to such intellectual property, but neither such provision nor such performance by Wyeth shall release SCOLR from any such obligation or liability for failing to perform it. The Parties hereto acknowledge and agree that all payments by Wyeth to SCOLR hereunder, other than royalty payments pursuant to Section 6.3, do not constitute royalties within the meaning of Bankruptcy Code §365(n) or relate to licenses of intellectual property hereunder.

10.9.4	Additional Rights. All rights, powers and remedies of Wyeth provided herein are in addition to and not in substitution for any and all other rights, powers and remedies now or hereafter existing at law or in equity (including, without limitation, Title 11 or analogous provisions of applicable law outside the United States) in the event of the commencement of a case under Title 11 or analogous provisions of applicable law outside the United States by or against SCOLR. Wyeth, in addition to the rights, power and remedies expressly provided herein, shall be entitled to exercise all other such rights and powers and resort to all other such remedies as may now or hereafter exist at law or in equity (including, without limitation, Title 11 or analogous provisions of applicable law outside the United States) in such event. The Parties agree that they intend the foregoing rights to extend to the maximum extent permitted by law, including, without limitation, for purposes of Title 11 or analogous provisions of applicable law outside the United States:

(a)	the right of access to any intellectual property (including all embodiments thereof) of SCOLR, or any Third Party with whom SCOLR contracts to perform an obligation of SCOLR under this Agreement, and, in the case of the Third Party, which is necessary for the Research, Development, Manufacture or Commercialization of Products; and

(b)	the right to contract directly with any Third Party described in 10.9.4(a) to complete the contracted work.

11.	INDEMNIFICATION AND INSURANCE.

11.1	Indemnification by Wyeth. Wyeth shall indemnify, defend and hold harmless SCOLR, each of its Affiliates, and each of their respective employees, officers, directors and agents (each, a “SCOLR Indemnified Party”) from and against any and all liability, loss, damage, expense (including reasonable attorneys’ fees and expenses) and cost (collectively, a “Liability”) that the SCOLR Indemnified Party may be required to pay to one or more Third Parties resulting from or arising out of:

(a)	any claims of any nature, other than claims by Third Parties relating to patent infringement or use of the SCOLR Trademarks and Copyrights, arising out of the Research, Development, Manufacture or Commercialization of Product(s) by, on behalf of, or under the authority of Wyeth (other than by any SCOLR Indemnified Party); or

(b)	any Wyeth representation or warranty set forth herein being untrue in any material respect when made;

except in each case, to the extent caused by the negligence or willful misconduct of SCOLR or any SCOLR Indemnified Party.

11.2	Indemnification by SCOLR. SCOLR shall indemnify, defend and hold harmless Wyeth, its Affiliates, sublicensees, distributors and each of their respective employees, officers, directors and agents (each, an “Wyeth Indemnified Party”) from and against any and all Liabilities that the Wyeth Indemnified Party may be required to pay to one or more Third Parties resulting from or arising out of:

(a)	any claims of any nature, other than claims by Third Parties relating to patent infringement, arising out of the conduct of any activities by, on behalf of, or under the authority of SCOLR (other than by Wyeth);

(b)	any claim arising out of the use by Wyeth of the SCOLR Trademarks and Copyrights; or

(c)	any SCOLR representation or warranty set forth herein being untrue in any material respect when made;

except in each case, to the extent caused by the negligence or willful misconduct of Wyeth or any Wyeth Indemnified Party.

11.3

Procedure. Each Party shall notify the other in the event it becomes aware of a claim for which indemnification may be sought hereunder. In case any proceeding (including any governmental investigation) shall be instituted involving any Party in respect of which indemnity may be sought pursuant to this Article 11, such Party (the “Indemnified Party”) shall promptly notify the other Party (the “Indemnifying Party”) in writing and the Indemnifying Party and Indemnified Party shall meet to discuss how to respond to any claims that are the subject matter of such proceeding. The Indemnifying Party, upon request of the Indemnified Party, shall retain counsel reasonably satisfactory to the Indemnified Party to represent the Indemnified Party and shall pay the fees and expenses of such counsel related to such proceeding. In any such proceeding, the Indemnified Party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party unless (i) the Indemnifying Party and the Indemnified Party shall have mutually agreed to the retention of such counsel or (ii) the named parties to any such proceeding (including any impleaded parties) include both the Indemnifying Party and the Indemnified Party and representation of both Parties by the same counsel would be inappropriate due to actual or potential differing interests between them. All such fees and expenses shall be reimbursed as they are incurred. The Indemnifying Party shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, the Indemnifying Party agrees to indemnify the Indemnified Party from and against any loss or liability by reason of such settlement or judgment. The Indemnifying Party shall not, without the written consent of the Indemnified Party, effect any settlement of any pending or threatened proceeding in respect of which the Indemnified Party is, or arising out of the same set of facts could have been, a party and indemnity could have been sought hereunder by the Indemnified Party, unless such settlement includes an unconditional release of the Indemnified Party from all liability on claims that are the subject matter of such proceeding.

11.4	Insurance. Each Party further agrees to use Commercially Reasonable Efforts to obtain and maintain, during the term of this Agreement, Commercial General Liability Insurance, including Products Liability Insurance, with reputable and financially secure insurance carriers to cover its indemnification obligations under Sections 11.1 or 11.2, as applicable, or self-insurance, in each case with limits of not less than [***] Dollars (US$[***]) per occurrence and in the aggregate.

12.	MISCELLANEOUS.

12.1	Assignment. Neither this Agreement nor any interest hereunder shall be assignable by either Party without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed, except a Party may make such an assignment without the other Party’s consent to Affiliates or to a successor to substantially all of the business of such Party to which this Agreement relates, whether in merger, sale of stock, sale of assets or other transaction. This Agreement shall be binding upon the successors and permitted assigns of the Parties and the name of a Party appearing herein shall be deemed to include the names of such Party’s successors and permitted assigns to the extent necessary to carry out the intent of this Agreement. Any assignment not in accordance with this Section 12.1 shall be void.

12.2	Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of the Agreement.

12.3	Force Majeure. Neither Party shall be liable to the other for delay or failure in the performance of the obligations on its part contained in this Agreement if and to the extent that such failure or delay is due to circumstances beyond its control which it could not have avoided by the exercise of reasonable diligence. It shall notify the other Party promptly should such circumstances arise, giving an indication of the likely extent and duration thereof, and shall use all Commercially Reasonable Efforts to resume performance of its obligations as soon as practicable, provided, however, that neither Party shall be required to settle any labor dispute or disturbance.

12.4	Correspondence and Notices.

12.4.1	Ordinary Notices. Correspondence, reports, documentation, and any other communication in writing between the Parties in the course of ordinary implementation of this Agreement shall be delivered by hand, sent by facsimile transmission (receipt verified), or by airmail to the employee or representative of the other Party who is designated by such other Party to receive such written communication.

[***] Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

12.4.2	Extraordinary Notices. Extraordinary notices and other communications hereunder (including, without limitation, any notice of force majeure, breach, termination, change of address, etc.) shall be in writing and shall be deemed given if delivered personally or by facsimile transmission (receipt verified), mailed by registered or certified mail (return receipt requested), postage prepaid, or sent by nationally recognized express courier service, to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice, provided, however, that notices of a change of address shall be effective only upon receipt thereof):

All correspondence to Wyeth shall be addressed as follows:

Wyeth Consumer Healthcare

Five Giralda Farms

Madison, New Jersey 07940

Attn: Senior Vice President, Global New Products

Fax: [***]

with a copy to:

Wyeth

Five Giralda Farms

Madison, New Jersey 07940

Attn: General Counsel

Fax: [***]

All correspondence to SCOLR shall be addressed as follows:

SCOLR Pharma, Inc.

3625 132nd Avenue SE, Suite 300

Bellevue, Washington 98006

Attn: Attn: Alan Mitchel

Fax: [***]

with a copy to:

Peter J. Gluck, Esq.

GREENBERG TRAURIG, LLP

650 Town Center Drive, Suite 1700

Costa Mesa, California 92626

Fax: [***]

[***] Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

12.5	Amendment. No amendment, modification or supplement of any provision of this Agreement shall be valid or effective unless made in writing and signed by a duly authorized officer of each Party.

12.6	Waiver. No provision of the Agreement shall be waived by any act, omission or knowledge of a Party or its agents or employees except by an instrument in writing expressly waiving such provision and signed by a duly authorized officer of the waiving Party.

12.7	Severability. If any clause or portion thereof in this Agreement is for any reason held to be invalid, illegal or unenforceable, the same shall not affect any other portion of this Agreement, as it is the intent of the Parties that this Agreement shall be construed in such fashion as to maintain its existence, validity and enforceability to the greatest extent possible. In any such event, this Agreement shall be construed as if such clause of portion thereof had never been contained in this Agreement, and there shall be deemed substituted therefor such provision as shall most nearly carry out the intent of the Parties as expressed in this Agreement to the fullest extent permitted by applicable law.

12.8	Descriptive Headings. The descriptive headings of this Agreement are for convenience only, and shall be of no force or effect in construing or interpreting any of the provisions of this Agreement.

12.9	Governing Law. This Agreement shall be governed by and interpreted in accordance with the substantive laws of the State of New York, without regard to conflict of law principles thereof.

12.10	Entire Agreement of the Parties. This Agreement constitutes and contains the complete, final and exclusive understanding and agreement of the Parties and cancels and supersedes any and all prior negotiations, correspondence, understandings and agreements, whether oral or written, among the Parties respecting the subject matter hereof and thereof.

12.11	Independent Contractors. Both Parties are independent contractors under this Agreement. Nothing herein contained shall be deemed to create an employment, agency, joint venture or partnership relationship between the Parties hereto or any of their agents or employees, or any other legal arrangement that would impose liability upon one Party for the act or failure to act of the other Party. Neither Party shall have any express or implied power to enter into any contracts or commitments or to incur any liabilities in the name of, or on behalf of, the other Party, or to bind the other Party in any respect whatsoever.

12.12	Counterparts. This Agreement may be executed in any number of counterparts, each of which need not contain the signature of more than one Party but all such counterparts taken together shall constitute one and the same agreement.

IN WITNESS WHEREOF, duly authorized representatives of the Parties have duly executed this Agreement to be effective as of the License Effective Date.

WYETH, acting through its Wyeth Consumer Healthcare Division		SCOLR PHARMA, INC.

By	/s/ John C. Incledon	By	/s/ Daniel O. Wilds
Name:	John C. Incledon	Name:	Daniel O. Wilds
Title:	Senior Vice President, Global Business Development	Title:	CEO & President